Exhibit 99.1

American Spectrum Realty Reports Year End Results

One Non-Core Property Sold and One Value-Added Property Acquired in 2008

HOUSTON--(BUSINESS WIRE)--March 16, 2009--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company, headquartered in Houston, Texas, announced today its results for the fourth quarter and year ended December 31, 2008.

Rental revenue for the year ended 2008 increased $4.6 million, or 15.1%, in comparison to the year ended December 31, 2007. This increase was primarily attributable to $2,924,000 in revenue generated from one office property acquired during 2008 and two multi-tenant industrial properties and one retail property acquired during 2007. Greater revenues from properties owned for the full years ended December 31, 2008 and December 31, 2007 accounted for the remaining increase of $1,647,000. The increase in revenues from the properties owned for the full years ended December 31, 2008 and December 31, 2007 was primarily due to increases in rental rates, escalation revenue and lease termination revenue. The increase was partially offset by a decrease in occupancy, which on a weighted average basis decreased from 88% for the year ended December 31, 2007 to 86% for the year ended 2008. As of December 31, 2008, the Company’s properties were 85% occupied. Rental revenue from the four properties acquired in 2007 and 2008 has been included in the Company’s results since their respective dates of acquisition.

The Company’s net loss for the year ended December 31, 2008 was $6.6 million, or $4.82 per share, compared with a net loss for the 2007 year of $8.8 million, or $6.38 per share. The net loss for 2008 included income from discontinued operations of $631,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina. The net loss for 2007 included a loss on extinguishment of debt of $2.4 million.

William J. Carden, President of American Spectrum, commented, “In 2008, we sold a non-core property and acquired a value-added property in Houston, Texas, thus continuing our strategy of expanding in our core markets. We purchased a 178,000 square foot office property consisting of two adjacent buildings, which increased our Texas portfolio to approximately 2,100,000 square feet. American Spectrum will continue to seek additional value-added projects in 2009.”

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUES:
Rental revenue	$8,706	$7,553	$34,870	$30,300
Third party management and leasing revenue	43	3	73	37
Interest and other income	8	58	140	136
Total revenues	8,757	7,614	35,083	30,473

EXPENSES:
Property operating expense	4,288	3,716	17,028	13,681
General and administrative	1,055	925	3,790	3,470
Depreciation and amortization	3,834	3,761	14,308	13,204
Interest expense	3,496	3,189	13,464	12,087
Total expenses	12,673	11,591	48,590	42,442

OTHER LOSS:
Loss on extinguishment of debt	-	-	-	(2,413)
Total other loss	-	-	-	(2,413)

Net loss from continuing operations before deferred income benefit and minority interest	(3,916)	(3,977)	(13,507)	(14,382)

Deferred income tax benefit	1,771	383	5,160	4,318

Net loss from continuing operations before minority interest	(2,145)	(3,594)	(8,347)	(10,064)

Minority interest (share from continuing operations)	273	464	1,073	1,306

Net loss from continuing operations	(1,872)	(3,130)	(7,274)	(8,758)

Discontinued operations:
(Loss) income from discontinued operations	-	(4)	5	(30)
Gain on sale of discontinued operations	-	-	1,141	-
Income tax benefit (expense)	-	2	(421)	12
Minority interest	-	-	(94)	2
(Loss) income from discontinued operations	-	(2)	631	(16)

Net loss	$(1,872)	$(3,132)	$(6,643)	$(8,774)

Basic and diluted per share data:
Net loss from continuing operations	$(1.36)	$(2.28)	$(5.28)	$(6.37)
Income (loss) from discontinued operations	-	-	0.46	(0.01)
Net loss	$(1.36)	$(2.28)	$(4.82)	$(6.38)

Basic weighted average shares used	1,377,511	1,373,631	1,376,923	1,375,708

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200